Exhibit 10.3

FIRSTENERGY SOLUTIONS CORP.

2016 KEY EMPLOYEE RETENTION PLAN

1.
Purpose. This FirstEnergy Solutions Corp. (the “Company”) 2016 Key Employee Retention Plan (the “Plan” or “KERP”) is designed to motivate eligible key employees of the Company and its subsidiaries to remain continuously employed by the Company and its subsidiaries.

2.
Adoption of the Plan. The Company, intending to be legally bound, hereby adopts the Plan effective as of December 1, 2016 (the “Effective Date”). The Plan shall be in effect from the Effective Date and shall continue until the Termination Date.

3.
General. The compensation provided under the Plan is intended to be in addition to all other compensation payable to Participants, including payments provided under the FirstEnergy Corp. 2015 Incentive Plan and the FirstEnergy Corp. Short Term Incentive Program in effect with the Company’s parent company and its direct or indirect subsidiaries.

4.	Definitions. For the purposes of the Plan:

a.
“Cause” means that within the sole discretion of the Company (i) the Participant fails to perform the duties of his or her position in a satisfactory manner, (ii) the Participant violates a material policy or rule of the Company, (iii) the Participant intentionally commits an act materially detrimental to the Company, or (iv) the Participant loses his or her unescorted access.

b.	“President” means the President of FirstEnergy Solutions Corp.

c.	“Committee” means a committee authorized by the President to administer the Plan comprised of officers of Company and its subsidiaries.

d.	“Company Group” means the Company and its direct and indirect subsidiaries.

e.
“KERP Payment” shall mean, in the case of any Participant, the amount set forth on Schedule A. Said amount will be determined by multiplying the percentage set forth on Schedule A by the Participant’s salary as of December 1, 2016.

f.	“Participant” shall have the meaning ascribed thereto in Section 5 hereof.

g.
“Termination Date” shall mean the earlier of (i) midnight on November 30, 2018 (ii) the date on which Company terminates the Plan or (iii) such date as all amounts payable hereunder shall have been paid.

5.	Eligible Participants. Each person listed on Schedule A shall be a Participant under the Plan and eligible to receive a KERP Payment in an amount set forth on Schedule A.

6.
Term of Participation. Effective December 1, 2016, subject to the provisions of the Plan, each Participant shall be eligible to earn a KERP Payment which shall be the amount set forth on schedule A for that Participant. Any KERP Payment required to be made under this Section 6 shall be paid by the Company as soon as practical, but no later than seventy-five (75) days after November 30, 2018 or the Termination Date.

7.	Termination of Employment; Forfeitures.

a.
Upon involuntary termination of a Participant by the Company for cause, or voluntary termination by the Participant prior to earning his or her KERP Payment, such Participant’s KERP Payment shall be forfeited. For any other terminations prior to the Termination Date (i.e., death, disability, involuntary termination by the Company without cause such as a termination due to the completion of a wind down process or a sale), the Participant will be paid his or her KERP Payment.

b.
If, at any time prior to the Termination Date, the Company transfers a Participant to a different position within the Company Group or to an affiliate of FirstEnergy Corp., then the KERP Payment shall be paid as set forth in Schedule A as if earned on November 30, 2018. If the Participant transfers to another position without Company permission, his or her KERP Payment will be forfeited.

c.
Any KERP Payment that becomes payable to a Participant following termination of employment under this Section 7 shall be paid no later than the 15th day of the second month in the year following the date of the Participant’s termination.

8.
Plan Administration. The Plan shall be administered by the Committee. The Committee is given full authority and discretion within the limits of the Plan to establish such administrative measures as may be necessary to administer and attain the objectives of the Plan and may delegate the authority to administer the Plan to an officer of the Company. The Committee (or its delegate) shall have full power and authority to construe and interpret the Plan and any interpretation by the Committee (or its delegate) shall be binding on all Participants and shall be accorded the maximum deference permitted by law.

a.
General. All rights and interests of Participants under the Plan shall be non-assignable and nontransferable, and otherwise not subject to pledge or encumbrance, whether voluntary or involuntary, other than by will or by the laws of descent and distribution. In connection with any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, stock sale, consolidation or otherwise, the Company may assign the Plan’s sponsorship, in whole or in part.

b.
Receipt and Release. Any payment to a Participant in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Company Group, and the Company may require Employee, as a condition precedent to such payment, to execute a receipt and release to such effect. Such release must be executed and become irrevocable no later than fifty-two (52) days following the date on which Employee becomes entitled to the KERP Payment (i.e., November 30, 2018 or the date of Employee’s termination of employment, as applicable). If the release is not effective and irrevocable by such fifty-second (52nd) day, Employee shall forfeit his or her right to the KERP Payment.

c.
Form of Payment; Withholding. Payment of amounts due under the Plan shall be provided to a Participant in the same manner as such Participant receives his or her regular paycheck or by mail at the last known address of Participant in the possession of the Company, at the discretion of Committee. The Company will withhold all applicable taxes and any other required withholdings to be withheld with respect to the payment of any award pursuant to the Plan.

d.
Unfunded Arrangement; Exclusion of Compensation. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any award provided for hereunder. KERP Payments shall not be considered as extraordinary, special incentive compensation, and will not be included as “earnings,” “wages,” “salary,” or “compensation” in any pension, savings plan, welfare, life insurance, or other employee benefit plan or arrangement of the Company Group, except as otherwise provided in any such other benefit plan. A discretionary pool of Five-hundred thousand ($500,000.00) shall be available under this Plan for KERP Payments (or portion thereof) to Participants not yet identified as being eligible, any additional Participants will be identified by the Committee and Schedule A will be amended to add such additional Participants.

e.
Amendment and Termination. The Company, in its sole discretion, shall have the right to modify, supplement, suspend or terminate the Plan at any time; provided that in no event shall any amendment or termination adversely affect the rights of any existing Participants regarding any KERP Payment without the prior written consent of the affected Participants. Subject to the foregoing, the Plan shall terminate upon the satisfaction of all obligations of the Company or its successor entities hereunder and a Participant shall be entitled to payment of any KERP earned as of the Termination Date.

f.
No Right to Continued Employment. Nothing contained in the Plan shall in any way affect the right and power of the Company to discharge any Participant or otherwise terminate his or her employment at any time or for any reason or to change the terms of his or her employment in any manner.

g.	Expenses of Plan. Except as otherwise provided under the Plan, any expense incurred in administering the Plan shall be borne by the Company.

h.	Captions. Captions preceding the sections hereof are inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision hereof.

i.
Administration. The administration of the Plan shall be governed by the substantive laws of the State of Ohio, without regard to principles of conflicts of laws. Any persons or corporations who now are or shall subsequently become parties to the Plan shall be deemed to consent to this provision. Any litigation that arises under the Plan or which in any way relates to the Plan may only be brought in the Summit County Court of Common Pleas in Ohio or the Federal District Court of the Northern District of Ohio.

j.
Section 409A. The Plan is intended to either comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”). To the extent that the Plan is not exempt from the requirements of Code

Section 409A, the Plan is intended to comply with the requirements of Code Section 409A and shall be limited, construed and interpreted in accordance with such intent. Notwithstanding the foregoing, in no event whatsoever shall the Company be liable for any additional tax, interest, income inclusion or other penalty that may be imposed on a Participant by Code Section 409A or for damages for failing to comply with Code Section 409A.

FIRSTENERGY SOLUTIONS CORP.

By: /s/ Donald R. Schneider
Donald R. Schneider
President, FirstEnergy Solutions Corp.

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